EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky

For Immediate Release February 6, 2012

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $388,000 or $0.05 diluted earnings per share for the three months ended December 31, 2011, compared to net earnings of $424,000 or $0.06 diluted earnings per share for the three months ended December 31, 2010, a decrease of $36,000 or 8.5%.

The decrease in net earnings for the quarter ended December 31, 2011 was primarily attributable to an increase of $129,000 in non-interest expense and an increase in provision for loan loss of $39,000. Net interest income before provision for loan loss increased $156,000 or 8.3% to $2.0 million for the quarterly period just ended, primarily because interest expense decreased at a faster pace than interest income decreased. However, the provision for loan losses increased from $43,000 in the prior year period to a $82,000 provision for the recent quarterly period, due primarily to a change in the portfolio composition and management’s loan impairment analysis. Higher levels of multi-family loans in the portfolio at December 31, 2011, accounted for approximately half of the period’s provision, while deterioration in loans individually evaluated for impairment was responsible for the balance of the provision for the period. Noninterest expense increased $129,000 or 10.1% to $1.4 million for the recent period due primarily to expenses incurred in association with the Company’s announcement of its plans to merge with CKF Bancorp, Inc.

At December 31, 2011 assets had increased $10.3 million or 4.6% to $236.4 million compared to $226.1 million at June 30, 2011. This increase was attributed primarily to an increase in investment securities, which increased $11.4 million or 163.1% to $18.5 million at December 31, 2011. Total liabilities increased $10.1 million or 6.0% to $177.5 million at December 31, 2011, primarily as a result of additional FHLB advances, which increased $13.5 million or 53.3% to $38.7 million. Deposits decreased $3.3 million or 2.4% to $136.6 million at December 31, 2011, while deferred revenue totaled $665,000 at period end. The deferred revenue is associated with sales of the Company’s REO and is expected to be recognized in the future.

At December 31, 2011, the Company reported its book value per share as $7.62.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2011. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At December 31, 2011, the Company had approximately 7,736,000 shares outstanding of which approximately 61.1% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets
	December 31,	June 30,
	2011	2011
	(In thousands, except share data)
	(Unaudited)

Assets
Cash and Cash Equivalents	$4,258	$5,149
Investment Securities	18,454	7,013
Loans, net	184,045	182,796
Other Assets	29,681	31,177
Total Assets	$236,438	$226,135
Liabilities
Deposits	$136,595	$139,940
FHLB Advances	38,715	25,261
Deferred revenue	665	—
Other Liabilities	1,482	2,237
Total Liabilities	177,457	167,438
Shareholders' Equity	58,981	58,697
Total Liabilities and Equity	$236,438	$226,135
Book Value Per Share	$7.62	$7.58

Condensed Consolidated Statements of Income
(In thousands, except share data)
	Six months ended December 31,		Three months ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Interest Income	$5,188	$5,472	$2,594	$2,726
Interest Expense	1,198	1,824	554	842
Net Interest Income	3,990	3,648	2,040	1,884
Provision for Losses on Loans	82	68	82	43
Non-interest Income	57	154	31	74
Non-interest Expense	2,760	2,608	1,411	1,282
Income Before Income Taxes	1,205	1,126	578	633
Income Taxes	396	369	190	209
Net Income	$809	$757	$388	$424
Earnings per share:
Basic	$0.11	$0.10	$0.05	$0.06
Diluted	$0.11	$0.10	$0.05	$0.06
Weighted average outstanding shares:
Basic	7,544,432	7,499,750	7,547,047	7,498,653
Diluted	7,544,432	7,499,750	7,547,047	7,498,653